Exhibit 99-1

CONTACT:  Christopher Springham, +1 703 846 2500 or
          Pat Hinton, + 61 3 9242 9488


             AMPOLEX RECOMMENDS ACCEPTANCE OF INCREASED
               MOBIL BID OF A$4.64 PER ORDINARY SHARE


MELBOURNE, Australia - May 13, 1996 -- Mobil Exploration & Producing Australia Pty Ltd (MEPA) announced today that it will increase its takeover offer for the ordinary and preference shares of Ampolex Limited to A$4.64 per ordinary share and A$4.66 per preference share. The Ampolex Board has separately announced that it recommends that shareholders accept the increased offers. MEPA's offers for Ampolex shares and convertible notes value the company at approximately A$1.78 billion (U.S.$ 1.4 billion).
     "We are very pleased to have the support of the Ampolex Board," said Lee D. Entsminger, MEPA chairman and managing director, "and we are confident that we will also secure the support of the Ampolex shareholders." Entsminger said that MEPA would be meeting with major shareholders in the coming week.
     MEPA had originally offered A$4.25 per ordinary share and A$4.27 per preference share. MEPA's increased offer price of A$4.64 per ordinary share and A$4.66 per preference share was agreed in discussions over the weekend between representatives of MEPA and Ampolex; the Ampolex Board has recommended acceptance of the offer.
     Lucio A. Noto, chairman and chief executive officer of Mobil Corporation said, "We are looking forward to increasing Mobil's already substantial presence in Australia and to working with Ampolex's management and employees over the years ahead. Mobil's acquisition of Ampolex will be a good investment for Mobil because of the high quality of both the Ampolex people and the Ampolex exploration and producing assets."

                              - more -

     In addition to supporting MEPA's increased offer price, the Ampolex Board has agreed that Ampolex will not solicit or encourage alternatives to MEPA's bid, nor provide any third party with access to confidential data. It will not sell any significant asset. Ampolex has also agreed to consult with MEPA in relation to the convertible note litigation and any settlement possibilities, and, as soon as MEPA has unconditionally acquired 50% of Ampolex's ordinary shares, to appoint Lee Entsminger and Richard Pisarczyk, chairman and managing director of Mobil Oil Australia Limited and a MEPA director, to the Ampolex Board.
     MEPA's offer for the Ampolex ordinary and preference shares, originally scheduled to close on May 23, will now remain open until 5:00 pm Melbourne time on May 27, 1996.
                                # # #             May 13, 1996

                                                Exhibit 99-2

CONTACT:  Gail Campbell Woolley or Christopher Springham,
          +1 703 846 2500

                       MOBIL BEGINS ENGINEERING
              FOR SAUDI PETROCHEMICALS COMPLEX EXPANSION

FAIRFAX, VA., May 13, 1996 -- Mobil Yanbu Petrochemical Company Inc., a subsidiary of Mobil Corporation, announced today it has reached an agreement with Saudi Basic Industries Corporation (SABIC) to begin engineering for a major expansion of their 50-50 joint venture petrochemicals complex at Yanbu, Saudi Arabia. The project, expected to cost a total of about $2 billion (Mobil share, $1 billion), will more than double the capacity of the existing facility.
     The expansion of the Saudi Yanbu Petrochemical Company (Yanpet) facility will include the construction of an 800,000-metric-ton-per-year ethylene cracker. The plant will convert the ethylene into 535,000 tons of polyethylene and 410,000 tons of ethylene glycol. In addition, 260,000 tons of polypropylene will be produced. When the expansion is completed, the Yanpet complex will be one of the largest in the world -- producing more than 1.6 million metric tons of ethylene and more than two million metric tons of derivative products annually.
     "The initial Yanpet project has been an outstanding success and we are delighted to join with SABIC as partners in the expansion that will make this facility the world's lowest-cost ethylene producer," said Mobil Chairman and Chief Executive Officer Lucio A. Noto.

"Yanpet will realize significant capital and operating savings by integrating the new cracker into the existing complex, and the facility is ideally located to serve high-growth markets in the Middle East, Africa and the Pacific Rim.
     Construction of the facility is expected to begin in 1997 with start-up scheduled for early 2000.
                                # # #                May 13, 1996